Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS AND PROVIDES FISCAL YEAR 2024 GUIDANCE
•Caps milestone year of growth in 2023.
RUTLAND, VERMONT (February 15, 2024) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and twelve month periods ended December 31, 2023. The Company also provided guidance for the fiscal year ending December 31, 2024 ("fiscal year 2024").
Highlights for the Three Months and Twelve Months Ended December 31, 2023:
•Revenues were $359.6 million for the quarter, up $87.4 million, or up 32.1%, from the same period in 2022. Revenues were $1.265 billion for the fiscal year ended December 31, 2023 ("fiscal year 2023"), up $179.5 million, or up 16.5%, from the fiscal year ended December 31, 2022 ("fiscal year 2022").
•Overall solid waste pricing for fiscal year 2023 was up 7.5% from fiscal year 2022, driven by 7.9% collection price growth and 6.9% disposal price growth.
•Net loss was $(1.8) million for the quarter, as compared to net income of $8.4 million for the same period in 2022. Net income was $25.4 million for fiscal year 2023, as compared to net income of $53.1 million in fiscal year 2022. Net (loss) income was impacted by several items in the quarter and fiscal year 2023. Please refer to the "Unaudited Reconciliation of Certain Non-GAAP Measures" section for additional information regarding these items.
•Adjusted EBITDA, a non-GAAP measure, was $82.2 million for the quarter, up $25.9 million, or up 46.1%, from the same period in 2022. Adjusted EBITDA was $294.6 million for fiscal year 2023, up $49.4 million, or up 20.1%, from fiscal year 2022.
•Net cash provided by operating activities was $233.1 million for fiscal year 2023, up $15.8 million, or up 7.3%, from fiscal year 2022.
•Adjusted Free Cash Flow, a non-GAAP measure, was $128.3 million for fiscal year 2023, up $17.1 million, or up 15.4%, from fiscal year 2022.
•Acquired seven businesses in fiscal year 2023 with approximately $315 million of annualized revenues.
“We had a strong quarter to close out a banner year, as we executed well against our long-term strategic plan and achieved double digit revenue, Adjusted EBITDA, and Adjusted Free Cash Flow growth in 2023," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “These results reflect the success of our operating initiatives paired with meaningful growth through acquisitions. This would not have been attainable without the steadfast commitment of our team, including over 1,000 new employees we welcomed to the company in 2023, whose impressive efforts have positioned us well for the future.”
"In 2023, we acquired seven businesses with approximately $315 million in annualized revenues, which marks our most significant level of growth since we introduced our disciplined capital allocation strategy several years ago. This was an exciting period of growth with both tuck-ins and new market entries, including the expansion of our footprint into the Mid-Atlantic region, which provides an attractive platform for future organic and inorganic value-creation opportunities. Our acquisition pipeline remains strong."
"A continued focus on our operating plans and return-driven investments has enabled us to mitigate costs through route automation and optimization. In addition to our operating initiatives, our flexible pricing programs resulted in 7.5% solid waste pricing in the year. We again have a comprehensive operating and pricing plan for fiscal year 2024 that we expect will help drive margin expansion for the year."
For the quarter, revenues were $359.6 million, up $87.4 million, or up 32.1%, from the same period in 2022, with revenue growth mainly driven by: newly closed acquisitions along with the roll-over impact from acquisitions closed in prior periods; positive collection and disposal pricing; and higher commodity prices, commodity volumes, and National Accounts revenue within our Resource Solutions operating segment; partially offset by lower solid waste volumes.

Net loss was $(1.8) million for the quarter, or $(0.03) per diluted common share, as compared to net income of $8.4 million, or $0.16 per diluted common share, for the same period in 2022. Adjusted Net Income, a non-GAAP measure, was $7.5 million for the quarter, or $0.13 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, as compared to Adjusted Net Income of $9.5 million, or $0.18 Adjusted Diluted Earnings Per Common Share, for the same period in 2022.
Operating income was $13.4 million for the quarter, down $(3.9) million from the same period in 2022, reflecting higher depreciation and amortization expense related to acquisition growth; $5.2 million in expenses from acquisition activities; and a $3.9 million charge related to a landfill capping veneer failure, which is undergoing an engineering analysis to determine root causes and responsibility of the event. Adjusted EBITDA was $82.2 million for the quarter, up $25.9 million, or up 46.1%, from the same period in 2022, with organic growth (excluding acquisitions) of 17.1%.
For fiscal year 2023, revenues were $1.265 billion, up $179.5 million, or up 16.5%, from fiscal year 2022.
Net income was $25.4 million, or $0.46 per diluted common share, for fiscal year 2023, as compared to net income of $53.1 million, or $1.03 per diluted common share, for fiscal year 2022. Adjusted Net Income was $51.7 million, or $0.94 Adjusted Diluted Earnings Per Common Share, for fiscal year 2023, as compared to Adjusted Net Income of $56.9 million, or $1.10 Adjusted Diluted Earnings Per Common Share, for fiscal year 2022.
Operating income was $80.4 million for fiscal year 2023, down $(15.0) million from fiscal year 2022. Adjusted EBITDA was $294.6 million for fiscal year 2023, up $49.4 million from fiscal year 2022.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $233.1 million for fiscal year 2023, as compared to $217.3 million for fiscal year 2022. Adjusted Free Cash Flow was $128.3 million for fiscal year 2023, as compared to $111.2 million for fiscal year 2022.
Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2024 Outlook
"Our strong finish to 2023 positions us well for another year of significant growth in 2024. Our guidance ranges assume a stable economic environment through 2024 but reflect a cautious outlook for construction and demolition volumes," Casella said. "We expect approximately $175 million of revenue growth in fiscal year 2024 related to the roll over contribution of acquisitions closed in 2023. In addition, we expect to drive further margin expansion in 2024 through continued execution of our operating and pricing programs. We plan to continue upfront capital investment in recently acquired businesses to achieve targeted synergies or bring the assets up to the Company's standards while making further investments in our portfolio of development projects,” Casella said.
The Company provided guidance for fiscal year 2024 by estimating results in the following ranges:
•Revenues between $1.480 billion and $1.510 billion (as compared to $1.265 billion in fiscal year 2023);
•Net income between $35 million and $45 million (as compared to $25.4 million in fiscal year 2023);
•Adjusted EBITDA between $350 million and $360 million (as compared to $294.6 million in fiscal year 2023);
•Net cash provided by operating activities between $260 million and $270 million (as compared to $233.1 million in fiscal year 2023); and
•Adjusted Free Cash Flow between $140 million and $150 million (as compared to $128.3 million in fiscal year 2023).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2024 are described in the Unaudited Reconciliation of Fiscal Year 2024 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and

Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2024 do not contemplate any unanticipated impacts.
The Company provided the following assumptions that are built into its outlook.
•Overall, the Company expects revenue growth of between approximately 17% and 19% in fiscal year 2024, including approximately 14% (or $175 million) of revenue growth from the roll-over impact of acquisitions completed during fiscal year 2023.
•Does not include the impact of any acquisitions that have not yet been completed.
•In the Solid Waste business, revenue growth of between 21% and 23%, driven by roughly 17% growth from acquisitions completed during fiscal year 2023, price growth of 5.0% to 6.0%, and volume growth of 0.0% to down (1.0)%.
•In the Resource Solutions business, revenue growth of between 4% and 8%, driven by roughly 3% growth from acquisition rollover, higher recycling commodity prices, and positive price and volumes.
•Capital expenditures of approximately $180 million, which includes approximately $40 million of non-recurring capital associated with acquisitions and approximately $5 million of capital associated with the McKean Landfill rail project.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Friday, February 16, 2024 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may contact Charlie Wohlhuter, Director of Investor Relations at (802) 772-2230; media may contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2024, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; the increasing focus on PFAS and other emerging contaminants may lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Charlie Wohlhuter
Director of Investor Relations
(802) 772-2230
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	Unaudited
	2023	2022	2023	2022
Revenues	$359,567	$272,127	$1,264,542	$1,085,089
Operating expenses:
Cost of operations	239,173	184,339	832,038	723,117
General and administration	43,127	35,717	155,847	133,419
Depreciation and amortization	54,610	33,245	170,705	126,351
Expense from acquisition activities	5,237	735	15,038	4,613
Landfill capping charge - veneer failure	3,870	—	3,870	—
Southbridge Landfill closure charge	191	872	467	1,436
Legal settlement	—	—	6,150	—
Environmental remediation charge	—	—	—	759
	346,208	254,908	1,184,115	989,695
Operating income	13,359	17,219	80,427	95,394
Other expense (income):
Interest expense, net	12,950	6,195	36,837	23,013
Loss from termination of bridge financing	—	—	8,191	—
Other income	(629)	(607)	(1,646)	(2,585)
Other expense, net	12,321	5,588	43,382	20,428
Income before income taxes	1,038	11,631	37,045	74,966
Provision for income taxes	2,849	3,210	11,646	21,887
Net (loss) income	$(1,811)	$8,421	$25,399	$53,079
Basic weighted average common shares outstanding	57,981	51,678	55,174	51,623
Basic (loss) earnings per common share	$(0.03)	$0.16	$0.46	$1.03
Diluted weighted average common shares outstanding	57,981	51,825	55,274	51,767
Diluted (loss) earnings per common share	$(0.03)	$0.16	$0.46	$1.03

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$220,912	$71,152
Accounts receivable, net of allowance for credit losses	157,324	100,886
Other current assets	48,089	35,441
Total current assets	426,325	207,479
Property and equipment, net of accumulated depreciation and amortization	980,553	720,550
Operating lease right-of-use assets	100,844	92,063
Goodwill	735,670	274,458
Intangible assets, net of accumulated amortization	241,429	91,783
Other non-current assets	50,649	62,882
Total assets	$2,535,470	$1,449,215
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$35,781	$8,968
Current operating lease liabilities	9,039	7,000
Accounts payable	116,794	74,203
Current accrued final capping, closure and post-closure costs	10,773	11,036
Other accrued liabilities	106,471	76,393
Total current liabilities	278,858	177,600
Debt, less current portion	1,007,662	585,015
Operating lease liabilities, less current portion	66,074	57,345
Accrued final capping, closure and post-closure costs, less current portion	123,131	102,642
Other long-term liabilities	37,954	28,713
Total stockholders' equity	1,021,791	497,900
Total liabilities and stockholders' equity	$2,535,470	$1,449,215

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$25,399	$53,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	170,705	126,351
Interest accretion on landfill and environmental remediation liabilities	9,885	8,008
Amortization of debt issuance costs	2,962	1,903
Stock-based compensation	9,084	8,155
Operating lease right-of-use assets expense	15,318	13,804
Disposition of assets, other items and charges, net	708	737
Loss from termination of bridge financing	8,191	—
Landfill capping charge - veneer failure	3,021	—
Deferred income taxes	7,392	16,527
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(19,573)	(11,250)
Net cash provided by operating activities	233,092	217,314
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(851,839)	(78,197)
Additions to property and equipment	(154,907)	(130,960)
Proceeds from sale of cost method investments	—	1,637
Proceeds from sale of property and equipment	1,110	600
Net cash used in investing activities	(1,005,636)	(206,920)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	465,000	88,200
Principal payments on debt	(26,257)	(59,211)
Payments of debt issuance costs	(12,759)	(1,232)
Payments of contingent consideration	—	(1,000)
Proceeds from the exercise of share based awards	89	192
Proceeds from the public offering of Class A common stock	496,231	—
Net cash provided by financing activities	922,304	26,949
Net increase in cash and cash equivalents	149,760	37,343
Cash and cash equivalents, beginning of period	71,152	33,809
Cash and cash equivalents, end of period	$220,912	$71,152
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$43,588	$21,003
Cash income tax payments	$10,109	$2,798
Non-current assets obtained through long-term financing obligations	$12,322	$11,919
Right-of-use assets obtained in exchange for operating lease obligations	$19,796	$9,835

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(1,811)	$8,421	$25,399	$53,079
Net (loss) income as a percentage of revenues	(0.5)%	3.1%	2.0%	4.9%
Provision for income taxes	2,849	3,210	11,646	21,887
Other income	(629)	(607)	(1,646)	(2,585)
Loss from termination of bridge financing (i)	—	—	8,191	—
Interest expense, net	12,950	6,195	36,837	23,013
Expense from acquisition activities (ii)	5,237	735	15,038	4,613
Southbridge Landfill closure charge (iii)	191	872	467	1,436
Legal settlement (iv)	—	—	6,150	—
Landfill capping charge - veneer failure (v)	3,870	—	3,870	—
Gain on resolution of acquisition-related contingent consideration (vi)	—	—	(965)	—
Environmental remediation charge (vii)	—	—	—	759
Depreciation and amortization	54,610	33,245	170,705	126,351
Depletion of landfill operating lease obligations	2,468	2,150	9,026	8,674
Interest accretion on landfill and environmental remediation liabilities	2,415	1,991	9,885	8,008
Adjusted EBITDA	$82,150	$56,212	$294,603	$245,235
Adjusted EBITDA as a percentage of revenues	22.8%	20.7%	23.3%	22.6%
Depreciation and amortization	(54,610)	(33,245)	(170,705)	(126,351)
Depletion of landfill operating lease obligations	(2,468)	(2,150)	(9,026)	(8,674)
Interest accretion on landfill and environmental remediation liabilities	(2,415)	(1,991)	(9,885)	(8,008)
Adjusted Operating Income	$22,657	$18,826	$104,987	$102,202
Adjusted Operating Income as a percentage of revenues	6.3%	6.9%	8.3%	9.4%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(1,811)	$8,421	$25,399	$53,079
Loss from termination of bridge financing (i)	—	—	8,191	—
Expense from acquisition activities (ii)	5,237	735	15,038	4,613
Southbridge Landfill closure charge (iii)	191	872	467	1,436
Legal settlement (iv)	—	—	6,150	—
Landfill capping charge - veneer failure (v)	3,870	—	3,870	—
Gain on resolution of acquisition-related contingent consideration (vi)	—	—	(965)	—
Environmental remediation charge (vii)	—	—	—	759
Interest expense from acquisition activities (viii)	—	—	496	—
Gain on sale of cost method investment (ix)	—	—	—	(1,340)
Tax effect (x)	9	(569)	(6,911)	(1,640)
Adjusted Net Income	$7,496	$9,459	$51,735	$56,907

Diluted weighted average common shares outstanding	57,981	51,825	55,274	51,767
Dilutive effect of options and other stock awards	109	—	—	—
Adjusted Diluted Weighted Average Common Shares Outstanding	58,090	51,825	55,274	51,767

Diluted (loss) earnings per common share	$(0.03)	$0.16	$0.46	$1.03
Loss from termination of bridge financing (i)	—	—	0.15	—
Expense from acquisition activities (ii)	0.09	0.01	0.27	0.09
Southbridge Landfill closure charge (iii)	—	0.02	0.01	0.03
Legal settlement (iv)	—	—	0.11	—
Landfill capping charge - veneer failure (v)	0.07	—	0.07	—
Gain on resolution of acquisition-related contingent consideration (vi)	—	—	(0.02)	—
Environmental remediation charge (vii)	—	—	—	0.01
Interest expense from acquisition activities (viii)	—	—	0.01	—
Gain on sale of cost method investment (ix)	—	—	—	(0.03)
Tax effect (x)	—	(0.01)	(0.12)	(0.03)
Adjusted Diluted Earnings Per Common Share	$0.13	$0.18	$0.94	$1.10

(i)Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with the extinguishment of bridge financing agreements associated with acquisitions, including the acquisition of the equity interests of four wholly owned subsidiaries of GFL Environmental Inc. (the "GFL Acquisition") and the acquisition of the assets of Consolidated Waste Services, LLC and its affiliates (dba Twin Bridges) (the "Twin Bridges Acquisition").
(ii)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with the due diligence, acquisition and integration of acquired businesses, including the GFL Acquisition and the Twin Bridges Acquisition, in the three and twelve months ended December 31, 2023, or select development projects as part of the Company’s strategic growth initiative.
(iii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iv)Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the Fair Labor Standards Act of 1938 ("FLSA") as well as state wage and hours laws.
(v)Landfill capping charge - veneer failure consists of both (i) the write-off of historical payments associated with capping work that has been deemed no longer viable due to a veneer failure and (ii) the related operating expenses incurred to clean up the affected capping material at the Company's landfill in Seneca, New York. Engineering analysis is currently underway to determine root causes and responsibility for the event.
(vi)Gain on resolution of acquisition-related contingent consideration is associated with the reversal of a contingency for a transfer station permit expansion that is no longer deemed viable.
(vii)Environment remediation charge is associated with the investigation of potential remediation at an inactive waste disposal site that adjoins one of the landfills we operate.
(viii)Interest expense from acquisition activities is the amortization of debt issuance costs comprising transaction, legal, and other similar costs associated with bridge financing activities related to the GFL Acquisition and the Twin Bridges Acquisition.
(ix)Gain on sale of cost method investment is associated with the sale of the Company's minority ownership interest in a subsidiary of Vanguard Renewables.
(x)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$75,267	$64,883	$233,092	$217,314
Capital expenditures	(64,543)	(43,293)	(154,907)	(130,960)
Proceeds from sale of property and equipment	139	29	1,110	600
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,084	494	4,308	3,766
Cash outlays from acquisition activities (ii)	4,813	705	13,105	4,284
Post acquisition and development project capital expenditures (iii)	9,812	6,710	20,866	16,209
McKean Landfill rail capital expenditures (iv)	7,419	—	10,725	—
Adjusted Free Cash Flow	$33,991	$29,528	$128,299	$111,213
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions, including the GFL Acquisition and the Twin Bridges Acquisition, in the three and twelve months ended December 31, 2023, and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are related to the Company's landfill in Mount Jewett, PA ("McKean Landfill") rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2024 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net income	$35,000 - $45,000
Provision for income taxes	16,000
Interest expense, net	52,000
Southbridge Landfill closure charge	1,000
Expense from acquisition activities	5,000
Depreciation and amortization	221,000
Depletion of landfill operating lease obligations	10,000
Interest accretion on landfill and environmental remediation liabilities	10,000
Adjusted EBITDA	$350,000 - $360,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net cash provided by operating activities	$260,000 - $270,000
Capital expenditures	(180,000)
FLSA legal settlement payment	6,000
Southbridge Landfill closure and Potsdam environmental remediation	4,000
Post acquisition and development project capital expenditures	40,000
Cash outlays from acquisition activities	5,000
McKean Landfill rail capital expenditures	5,000
Adjusted Free Cash Flow	$140,000 - $150,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and twelve months ended months ended December 31, 2023 and 2022 are as follows:

	Three Months Ended December 31,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$214,672	59.7%	$138,677	51.0%
Disposal	63,149	17.6%	58,468	21.5%
Power generation	1,575	0.4%	1,469	0.5%
Processing	2,604	0.7%	2,252	0.8%
Solid waste operations	282,000	78.4%	200,866	73.8%
Processing	30,026	8.4%	25,623	9.4%
National Accounts	47,541	13.2%	45,638	16.8%
Resource Solutions operations	77,567	21.6%	71,261	26.2%
Total revenues	$359,567	100.0%	$272,127	100.0%

	Twelve Months Ended December 31,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$710,590	56.2%	$539,587	49.7%
Disposal	244,582	19.3%	227,971	21.0%
Power generation	6,617	0.5%	7,519	0.7%
Processing	9,954	0.8%	10,134	1.0%
Solid waste operations	971,743	76.8%	785,211	72.4%
Processing	105,997	8.4%	119,045	10.9%
National Accounts	186,802	14.8%	180,833	16.7%
Resource Solutions operations	292,799	23.2%	299,878	27.6%
Total revenues	$1,264,542	100.0%	$1,085,089	100.0%

Components of revenue growth for the three months ended December 31, 2023 compared to the three months ended December 31, 2022 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$9,975	7.2%	5.0%	3.7%
Disposal	3,488	6.0%	1.7%	1.2%
Processing	(2)	(0.1)%	—%	—%
Solid waste price	13,461		6.7%	4.9%
Collection	(2,756)		(1.4)%	(1.0)%
Disposal	(394)		(0.2)%	(0.1)%
Processing	328		0.2%	0.1%
Solid waste volume	(2,822)		(1.4)%	(1.0)%
Surcharges and other fees	1,376		0.7%	0.5%
Commodity price and volume	131		0.1%	—%
Acquisitions	68,988		34.3%	25.4%
Total solid waste operations	81,134		40.4%	29.8%
Resource Solutions operations:
Price	3,706		5.2%	1.4%
Volume	395		0.5%	0.1%
Surcharges and other fees	(494)		(0.7)%	(0.2)%
Acquisitions	2,699		3.8%	1.0%
Total Resource Solutions operations	6,306		8.8%	2.3%
Total Company	$87,440			32.1%

Components of capital expenditures(i) for the three and twelve months ended months ended December 31, 2023 and 2022 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Growth capital expenditures:
Post acquisition and development project	$9,812	$6,710	$20,866	$16,209
McKean Landfill rail capital expenditures	7,419	—	10,725	—
Other	3,779	2,135	9,894	5,636
Growth capital expenditures	21,010	8,845	41,485	21,845
Replacement capital expenditures:
Landfill development	10,575	6,158	37,928	30,684
Vehicles, machinery, equipment and containers	22,922	19,561	53,819	60,936
Facilities	7,685	6,855	16,263	12,494
Other	2,351	1,874	5,412	5,001
Replacement capital expenditures	43,533	34,448	113,422	109,115
Capital expenditures	$64,543	$43,293	$154,907	$130,960

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.